Exhibit 4.11

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

10 January 2003

Chris Efstathiou
VP Global Procurement
Marconi Communications
1000 Fore Drive
Warrendale,
PA 15086-7502
United States of America

Dear Chris,

Global Procurement Agreement of 1st February 2002 between Marconi Communications, Inc.
and Bookham Technology plc ("GPA")

I am writing to confirm our recent discussions regarding the Marconi minimum purchase commitment under the GPA for the calendar year 2003. We agreed as follows:\

  1.
  During 2003 Marconi will place purchase orders to a minimum value according to the following schedule:

  •
  Q1 03: £[**] ($[**])

  •
  Q2 03: £[**] ($[**])

  •
  Q3 03: £[**] ($[**])

  •
  Q4 03: £[**] ($[**])

  2.
  Q1's minimum purchase commitment of: £[**] ($[**]) will comprise:

  •
  [**] :                                        £ [**]

  •
  [**] :                                        £ [**]

  •
  [**] :                                        £ [**]

  •
  [**] :                                        £ [**]

  3.
  Marconi will pay the outstanding balance as shown below by Monday 3rd February 2003:

  •
  Abingdon:        £[**]

  •
  Abingdon:        $[**]

  •
  Paignton:          $[**]

    The payment will be made promptly on or before that day without any delay.

For complete clarity, compliance with the above will complete Marconi's minimum purchase obligations under the GPA in full. Also, this letter shall extend the initial term of the GPA to 31st December 2003 and clause 8.1 of the GPA shall be deemed amended accordingly.

Please sign below to confirm Marconi's agreement to these terms.

/s/ CHRISTOPHER EFSTATHIOU

Christopher Efstathiou, VP Global Procurement

Yours sincerely,

/s/ STEVE TURLEY Chief Commercial Officer